As filed with the Securities and Exchange Commission on January 10, 2022

Registration Nos. 333-239907 and 333-254938

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

nCino, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	87-4154342
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

6770 Parker Farm Drive Wilmington, North Carolina	28405
(Address of Principal Executive Offices)	(Zip Code)

nCino, Inc. 2019 Amended and Restated Equity Incentive Plan

nCino, Inc. 2014 Omnibus Stock Ownership and Long Term Incentive Plan

nCino, Inc. Employee Stock Purchase Plan

(Full Title of the Plans)

Pierre Naudé

Chief Executive Officer

nCino, Inc.

6770 Parker Farm Drive

Wilmington, North Carolina 28405

(888) 676-2466

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0005 par value per share	N/A	N/A	N/A	N/A

(1)

nCino, Inc., a Delaware corporation (the “Registrant”) is not registering additional securities. Registration fees were originally paid by the Registrant’s predecessor-in-interest upon filing of the original registration statements on Form S-8 (File Nos. 333-239907 and 333-254938). Consequently, no additional registration fees are required with respect to the filing of this Post-Effective Amendment No. 1.

This Post-Effective Amendment No. 1 shall become effective upon filing in accordance with Rule 462 under the Securities Act.

EXPLANATORY NOTE

On January 7, 2022, pursuant to the Agreement and Plan of Merger dated as of November 16, 2021 by and among nCino, Inc., a Delaware Corporation (formerly known as Penny HoldCo, Inc.) (the “Company” or the “Registrant”), nCino OpCo, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (formerly known as nCino, Inc.) (“nCino OpCo”), SimpleNexus, LLC, a Utah limited liability company (the “SimpleNexus”), Dollar Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Registrant (“nCino Merger Sub”) and certain other parties (the “Merger Agreement”), the Registrant became the ultimate parent of nCino OpCo, SimpleNexus and their respective subsidiaries (the merger of nCino Merger Sub with and into nCino OpCo, the “OpCo Merger”, and the transactions contemplated by the Merger Agreement, the “Transactions”).

At the time at which the OpCo Merger became effective (the “OpCo Effective Time”), by virtue of the OpCo Merger and without any action on the part of the Registrant, nCino OpCo or any holder of any shares of nCino OpCo common stock, par value $0.0005 per share (“OpCo Common Stock”), each share of nCino OpCo Common Stock issued and outstanding immediately prior to the OpCo Effective Time was converted into one fully paid and nonassessable share of common stock, par value $0.0005 per share, of the Registrant (“nCino Common Stock”), and each share of OpCo Common Stock held by nCino OpCo as treasury stock or shares of the Company’s common stock owned by nCino OpCo immediately prior to the OpCo Effective Time was cancelled and retired and ceased to exist.

As of the OpCo Effective Time, (i) the Registrant assumed the nCino, Inc. 2019 Amended and Restated Equity Incentive Plan (the “2019 Plan”), the nCino, Inc. 2014 Omnibus Stock Ownership and Long Term Incentive Plan (the “2014 Plan”) and the nCino, Inc. Employee Stock Purchase Plan (collectively, the “Plans”), as well as any shares of OpCo Common Stock available for issuance thereunder, which automatically converted into nCino Common Stock, and (ii) each stock option and restricted stock unit issued under the 2019 Plan and each stock option issued under the 2014 Plan that was outstanding immediately prior to the OpCo Effective Time was assumed by the Registrant and converted automatically to a stock option or restricted stock unit with respect to nCino Common Stock on substantially the same terms and conditions as applied to such award prior to the OpCo Effective Time.

This Post-Effective Amendment No. 1 to Registration Statements on Form S-8 serves as an amendment to the Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) by nCino OpCo (Reg. Nos. 333-239907 and 333-254938, together, the “Registration Statements”) and is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”) by the Company, as the successor registrant to nCino OpCo to expressly adopt such Registration Statements as the registration statements of the Company. In accordance with Rule 414, the Company, as successor issuer, expressly adopts the Registration Statements as its own for all purposes of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The applicable registration fees were paid at the time of the original filings of the Registration Statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act. Documents containing the information required by Part I of the Registration Statement will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission:

(1)	nCino OpCo’s Annual Report on Form 10-K for the fiscal year ended January 31, 2021, filed with the Commission on March 31, 2021;

(2)

nCino OpCo’s Current Reports on Form 8-K, filed with the Commission on February  24, 2021, April  7, 2021, May  3, 2021, July  19, 2021, September  1, 2021, November  17, 2021, and January 10, 2022, and the Registrant’s Current Report on Form 8-K12B, filed with the Commission on January 10, 2022;

(3)	nCino OpCo’s Quarterly Reports on Form 10-Q, filed with the Commission on June 2, 2021, September 1, 2021, and December 1, 2021.

(4)

The description of the Registrant’s Common Stock, par value $0.0005, set forth in nCino OpCo’s Form 8-A filed with the Commission on July 10, 2020 (such description of the Registrant’s Common Stock being equivalent to that of nCino OpCo’s Common Stock).

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant has furnished, or may from time to time furnish, to the Commission is, or will be, incorporated by reference into, or otherwise included in, this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, the Registrant’s amended and restated certificate of incorporation (the “certificate of incorporation”) contains a provision that eliminates, to the fullest extent permitted by law, the personal liability of a directors for monetary damages resulting from breach of his or her fiduciary duties as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (regarding unlawful dividends, stock purchases or redemptions); or

•	for any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the Registrant’s certificate of incorporation provides that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to certain very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the DGCL;

•

the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to certain very limited exceptions; and

•	the rights conferred in the certificate of incorporation are not exclusive.

The Registrant has entered, and intends to continue to enter, into indemnification agreements with each of its directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought. The indemnification provisions in the Registrant’s certificate of incorporation, bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently carries liability insurance for its directors and officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit No.	Description

3.1*	Amended and Restated Certificate of Incorporation of the Company, effective as of January 7, 2022.

3.2*	Amended and Restated Bylaws of the Company, effective as of January 7, 2022.

4.1	nCino, Inc. 2019 Amended and Restated Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 (No. 333-239335), filed with the Commission on July 6, 2020).

4.2	nCino, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (No. 333-239335), filed with the Commission on July 6, 2020).

4.3	nCino, Inc. 2014 Omnibus Stock Ownership and Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 (No. 333-239335), filed with the Commission on June 22, 2020).

5.1*	Opinion of Sidley Austin LLP with respect to validity of issuance of securities.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Sidley Austin LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of the Registration Statement).

*	Each document marked with an asterisk is filed herewith.

ITEM 9. UNDERTAKINGS.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wilmington, North Carolina, on the 10th of January, 2022.

nCino, Inc.

By:	/s/ Pierre Naudé
Pierre Naudé
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY AND SIGNATURES

Each of the undersigned officers and directors of nCino, Inc. does hereby severally constitute and appoint Pierre Naudé, David Rudow and Greg Orenstein, and each of them acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective No. 1 to the Registration Statements on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Pierre Naudé Pierre Naudé	Chief Executive Officer; Director (principal executive officer)	January 10, 2022

/s/ David Rudow David Rudow	Chief Financial Officer and Treasurer (principal financial officer)	January 10, 2022

/s/ Jeanette Sellers Jeanette Sellers	Vice President of Accounting (principal accounting officer)	January 10, 2022

/s/ Steve Collins Steven Collins	Director	January 10, 2022

/s/ Jon Doyle Jon Doyle	Director	January 10, 2022

/s/ Jeffrey Horing Jeffrey Horing	Director	January 10, 2022

/s/ Pam Kilday Pam Kilday	Director	January 10, 2022

/s/ Spencer Lake Spencer Lake	Director	January 10, 2022

/s/ Jeffrey Lunsford Jeffrey Lunsford	Director	January 10, 2022

/s/ William Ruh William Ruh	Director	January 10, 2022